Exhibits 5.1 and 8.1
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                               BROWN & WOOD LLP
                            One World Trade Center
                           New York, New York 10048
                           Telephone: (212) 839-5300
                           Facsimile: (212) 839-5599

                                                            January 31, 2001

Credit Suisse First Boston Mortgage Securities Corp.
11 Madison Avenue
New York, New York  10010



             RE: Credit Suisse First Boston Mortgage Securities Corp. Mortgage-Backed Pass-Through Certificates, Series 2001-2
                      --------------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel for Credit Suisse First Boston Mortgage Securities Corp., a Delaware corporation (the "Company"), in connection with the issuance of the Mortgage-Backed Pass-Through Certificates of the above-referenced Series (the "Certificates"), pursuant to a Pooling and Servicing Agreement, dated as of January 1, 2001 (the "Pooling and Servicing Agreement"), among the Company, as depositor, Bank One, National Association, as trustee (the "Trustee"), DLJ Mortgage Capital, Inc., as seller, GreenPoint Mortgage Funding, Inc., as a servicer, PNC Mortgage Securities Corp. as a servicer, and Midwest Loan Services, Inc., as a servicer.

         The Certificates will consist of nineteen Classes and will represent the entire beneficial ownership interest a trust consisting primarily of a pool of conventional, [fixed-rate] mortgage loans (the "Mortgage Loans"), secured by first liens on one- to four-family residential properties. Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Pooling and Servicing Agreement.

         We have examined such documents and records and made such investigations of such matters of law as we have deemed appropriate as a basis for the opinions expressed below. Further, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals.

         Based upon the foregoing, we are of the opinion that:

1. The Pooling and Servicing Agreement has been duly authorized, executed and delivered by the Company. Assuming that the Pooling and Servicing Agreement has been duly authorized, executed and delivered by the other parties thereto, it constitutes a valid, legal and binding agreement of the Company, enforceable against it, in accordance with that agreement's terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and to general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law and except as the indemnification provisions therein may be limited by public policy considerations and by applicable law.

2. The Offered Certificates, assuming that they have been duly and validly authorized, executed and authenticated in the manner contemplated in the Pooling and Servicing Agreement, when delivered and paid for by the underwriter, will be validly issued and outstanding and entitled to the benefits of the Pooling and Servicing Agreement.

3. As of the Closing Date, each REMIC created pursuant to the Pooling and Servicing Agreement will qualify as a REMIC within the meaning of Section 860D of the Internal Revenue Code of 1986, as amended (the "Code"), assuming (i) an election is made to treat the assets of each REMIC as a REMIC, (ii) compliance with the Pooling and Servicing Agreement, and
     (iii) compliance with changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder. The Regular Interest Certificates represent ownership of regular interests in the Master REMIC. The Class AR Certificates represent ownership of the sole class of residual interest in each REMIC created pursuant to the Pooling and Servicing Agreement.



         The opinion set forth in paragraph 3 is based upon the existing provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the documents relating to the transaction.

         In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America, the corporate laws of the State of Delaware and the laws of the State of New York.

         We hereby consent to the filing of this opinion as an exhibit to the Company's Report on Form 8-K dated the date hereof.

                                                     Very truly yours,

                                                     /s/ BROWN & WOOD LLP
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                                                         BROWN & WOOD LLP